Dreyfus Technology Growth Fund                              August 31, 1998

Comparison of change in value of $10,000 investment in Dreyfus Technology Growth Fund and the Morgan Stanley High Technology 35 Index


EXHIBIT A
                    Dreyfus             Morgan
                    Technology          Stanley High
Period              Growth              Technology
                    Fund                35 Index
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10/13/97            10,000                   10,000
11/30/97            8,760                    8,498
2/28/98             10,560                   9,997
5/31/98             10,664                   10,157
8/31/98             9,688                    9,018

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*    Source: Morgan Stanley & Co. Incorporated

Actual Aggregate Total Return

               From Inception (10/13/97)
               To August 31, 1998
               (3.12%)